September 18, 2006

Bearclaw Capital Corp.
1900 - 1040 West Georgia Street
Vancouver, BC
V6E 4H3

Attention: James Eccott, Director

Dear Jim:

Re: Kalamalka Property (Tenure # 359280 - 359283), Vernon Mining Division, British Columbia

Outlined below are terms of an agreement between Peak Resources Inc. ("Peak Resources") and Bearclaw Capital Corp. ("Bearclaw") whereby Peak Resources would acquire the right to option and explore the Kalamalka Property, which upon signing of this letter is intended to be a binding agreement on the parties hereto. This letter and any subsequent agreement are subject to final approval by the Board of Directors of Peak Resources and Bearclaw.

Bearclaw warrants that it owns the Kalamalka Property 100%, that the property is in good standing with the BC Ministry of Energy and Mines until November 17, 2006, and that the property is free of any liens or encumbrances. Bearclaw further warrants that they will have the tenure extended to November 17, 2007 and that Peak will pay the costs of this extension (subject to agreement signing).

Peak Resources wishes to enter into an agreement whereby Peak Resources or Peak's designated trustee may acquire up to 90% interest in Bearclaw's wholly-owned Kalamalka Property ("Property") (tenure # 359280 - 359283, 100 hectares) in the Vernon Mining Division, British Columbia, on the following terms:

1. Peak Resources may acquire a 90% interest in the Property by making exploration expenditures totaling $150,000 and paying $5,000 cash to Bearclaw by September 30, 2008 as follows:

Expenditures

The $150,000 in optional exploration expenditures will be staged as follows:

- $5,000 by December 31, 2006;
- a further $25,000 by September 30, 2007; and
- a further $120,000 (cumulative $150,000) by September 30, 2008.
- all work is to be filed as assessment work to the maximum amount permissible.

Cash

The $5,000 cash payment upon signing.

2. Upon vesting a 90% interest, Peak Resources will have 90 days in which it may elect to earn an additional 5% interest (95% total) by spending an additional $250,000 on exploration by December 15, 2010. Bearclaw's interest, whether 5% or 10%, shall be defined as a full carried interest through to production.

3. If Peak Resources does not complete its earn-in and does not vest a 90% interest, all technical data in whatever format will be forwarded to Bearclaw within 30 days of the notification of withdrawal, or October 15, 2008, whichever is the earlier.

4. Peak Resources agrees to provide prompt notice of any results from exploration on the property and further Bearclaw shall have the right at any time upon reasonable notice to inspect the property and all technical data.

Other conditions of this offer are:

5. Peak Resources will be the operator during the earn-in period, and subsequently while its interest is 90% or greater. Peak Resources may charge a management fee of 10% of exploration expenditures, except in the case of contracts greater than $50,000, where the fee will be 5%. The exploration work shall follow the recommendations of a qualified geologist.

6. Peak Resources agrees to indemnify Bearclaw for any and all liability that Bearclaw might suffer as a result of any activities carried out by Peak Resources on or with respect to the property.

7. Either party may freely sell, assign or option its interest to a third party provided that it first gives notice to the other party, who then has 30 days to match the third party offer. Peak Resources shall not have the right to assign its interest until it shall have earned its 90% interest. If a sale or assignment to a third party occurs, the assignee must covenant in writing and give to each party its undertaking to be bound by all terms of the agreement and to honour any outstanding obligations related to operations on the property. If the proposal to dispose of the interest involves non-cash consideration the party proposing to dispose of its interest must provide to the other party the best estimate of the cash value of such non-cash consideration.

8. No party shall issue any public news release(s) concerning this agreement or exploration work or results without first providing the other party a draft of the proposed news release and a reasonable opportunity to comment on the content of the news release. If no comments are received within 24 hours of notice to the other party, then the proposed news release may be issued without further delay.

9. Bearclaw will transfer title to the property to Peak Resources, within 30 days of the signing of this agreement. Peak Resources agrees to re-transfer title to the property to Bearclaw in the event that Peak Resources withdraws before earning any interest in the property. For the purpose of this transfer, Bearclaw shall be appointed as the agent. Peak Resources shall maintain the Property in good standing. In the event of Peak Resources withdrawing, it will return the property to Bearclaw in good standing for a minimum of two years from the date of notification of withdrawal.

10. In the event of a default by Peak Resources under the provisions of this agreement Bearclaw must give written notice of such default and Peak Resources shall have 30 days to rectify such default. Peak Resources shall have the right to contest in good faith any liens which may be filed against the property as a result of the activities of Peak Resources.

11. Peak Resources shall keep the property free and clear of all liens, charges and encumbrances of any nature or kind and Peak Resources will not have the right to charge the property in any manner without the written consent of Bearclaw.

12 The parties agree that at the request of either party a memorandum reflecting the terms of this agreement may be registered against title to the property.

PEAK RESOURCES INC.

13. The parties agree to keep all results and other data and information resulting from Peak Resources' activities on the property confidential except where such information is required to be disclosed by operation of securities laws.

14. The parties agree to do all that is necessary in order to carry out the spirit and intent of this agreement and to execute any and all such documentation as may be required.

15. Any mineral title acquired within 1 kilometre of the Property by either Peak Resources or Bearclaw during the term of this agreement shall be included in the agreement.

16. The laws and courts of British Columbia will apply to the terms of this agreement.

Please sign below if you are in agreement with the above terms.

Yours truly,
PEAK RESOURCES INC.

LARRY OLSON, President

AGREED on behalf of
BEARCLAW CAPITAL CORP.

James Eccott, Director